NEWS RELEASE
Abraxas Provides Operational Update; Announces Participation in Upcoming Conferences

SAN ANTONIO (September 9, 2013) – Abraxas Petroleum Corporation (NASDAQ:AXAS) is pleased to provide the following operational update and announce the company’s participation in upcoming conferences.

Eagle Ford Shale
In McMullen County, Texas, Abraxas’ forty acre pilot wells, the Camaro B 3H and Camaro B 4H, averaged 739 boepd (691 barrels of oil per day, 289 mcf of natural gas per day) and 808 boepd (755 barrels of oil per day, 319 mcf of natural gas per day) over each well’s first thirty full days of production, respectively.   The production rates for each well do not include the impact of natural gas liquids and shrinkage at the processing plant.   The Sting Ray A 8H was successfully completed with a 31 stage completion and was recently turned to sales.   Abraxas is currently building the curve at 10,100 feet on the company’s 14th well at the WyCross prospect, the Camaro A 1H.   Abraxas owns an 18.75% working interest in the Sting Ray A 8H and a 25% working interest in the Camaro A 1H, Camaro B 3H and Camaro B 4H.

Following the Camaro A 1H, Abraxas will mobilize to the Blue Eyes 1H at the company’s Jourdanton prospect in Atascosa County.   Abraxas holds a 100% working interest across the 4,000 acre lease block at Jourdanton.

Williston Basin
In McKenzie County, North Dakota, the Lillibridge 1H, producing from the Middle Bakken, averaged 1,275 boepd (1,027 barrels of oil per day, 1,487 mcf of natural gas per day) over the well’s first 30 full days of production.  The Lillibridge 2H, producing from the Three Forks, averaged 958 boepd (766 barrels of oil per day, 1,153 mcf of natural gas per day) over the well’s first 30 full days of production.  The Lillibridge 3H, producing from the Middle Bakken, averaged 1,291 boepd (1,031 barrels of oil per day, 1,556 mcf of natural gas per day) over the well’s first 30 full days of production.  The Lillibridge 4H, producing from the Three Forks, averaged 922 boepd (697 barrels of oil per day, 1,346 mcf of natural gas per day) over the well’s first 30 full days of production.  The production rates for each well do not include the impact of natural gas liquids and shrinkage at the processing plant.   Each of the four Lillibridge wells was constrained on a smaller than normal choke.

On the Lillibridge West pad, Abraxas recently reached TD and set casing on the laterals of both the Lillibridge 8H and Lillibridge 7H at 20,800 feet.   The Lillibridge 6H is currently drilling below 13,000 feet.  After completing the lateral of the Lillibridge 6H, Abraxas will commence the drilling of the lateral section on the Lillibridge 5H.   Abraxas owns a working interest of approximately 34% in both the Lillibridge East and West pads.

Permian Basin
In Nolan County, Texas, the Spires Ranch 129 2H, targeting the Strawn formation, reached a TD of 9,949 and has been cased.   The well is currently scheduled to be fracture stimulated in mid-September.   Abraxas holds a 100% working interest in the Spires Ranch 129 2H.

Upcoming Presentations
Bob Watson, President and CEO of Abraxas, will be presenting at the Euro Pacific Energy Conference in New York on Tuesday, September 10, 2013.

Geoff King, Vice President and CFO of Abraxas, will be presenting at the Imperial Capital Global Opportunities Conference in New York City on Thursday, September 19, 2013 at 1:15 PM ET.

Geoff King, Vice President and CFO of Abraxas, will be representing Abraxas on a Midwest non-deal roadshow with Stephens from September 23-25, 2013.

Geoff King, Vice President and CFO of Abraxas, will be presenting at IPAA OGIS San Francisco at 10:10 AM PT on Monday, September 30, 2013.   A live webcast of the presentation will be available on the Abraxas website.

Lee Billingsley, Vice President – Exploration of Abraxas, will be presenting at the Johnson Rice Energy Conference in New Orleans on Monday, September 30, 2013 at 12:35 PM CT.

Bob Watson, President and CEO of Abraxas, will be presenting at the Canaccord Genuity Energy Conference in Miami on Thursday, October 10, 2013.

Bob Watson, President and CEO of Abraxas commented, “Abraxas continues to execute operationally with excellent well results in our core operated Bakken and Eagle Ford assets.   Although it is still quite early, production from our 40 acre pilot wells in the Eagle Ford, the Camaro B 3H and Camaro B 4H, is encouraging.   We look forward to providing the market with the results of our two high impact, 100% working interest wells in the Spires 129 2H and Blue Eyes 1H.”

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas.  In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com